SECURITY INTEREST AGREEMENT


         Between FiberCore Glasfaser Jena GmbH (hereinafter "FiberCore")and AMP Incorporated (hereinafter "AMP").

1.  FiberCore   transfers   title  to  current  and  future  assets  to  AMP  in
consideration of securing the loan for a capital investment granted from AMP to FiberCore, Inc. in the amount of US$3,000,000 up to 125% of said amount.


2. FiberCore guarantees that it is, without limitations, entitled to dispose of the assets and that no third party rights are in existence with regard to said assets. The transfer of title will comprise with priority of the latest acquired machinery and equipment.


3. If banks or other creditors shall request a security interest, FiberCore guarantees that AMP's security interest will always have first ranking during the term of this agreement.


4. AMP provides FiberCore the free of charge use of the assets relating to this agreement. FiberCore provides insurance coverage for such assets on its own expense against all risks.


5. This agreement remains in force in the event of a change of the shareholders of FiberCore or any other changes in the company's legal structure.


6. AMP and FiberCore shall terminate this agreement without limitations if:

         a)       both parties agree to a termination; or

         b) the loan, including interest, is completely paid back to AMP.

AMP can terminate this agreement upon its own choice if AMP can sell FiberCore, Inc. stock in the equivalent of US$3,000,000 plus an annual interest rate of 10%.


7. If any provision of this agreement is considered to be invalid all other provisions remain unaffected.


8. Venue is Wiesbaden.


FiberCore Glasfaser Jena GMBH


By:/s/ Michael J. Beecher
   ---------------------------
       Michael J. Beecher


FiberCore, Inc.


By:/s/ Michael J. Beecher
   ---------------------------
      Michael J. Beecher


AMP Incorporated


By:/s/ James E. Marley
   ---------------------------
       James E. Marley
       Chairman of the Board